Exhibit 1.2
Enacted on June 24, 1987
Last updated on Jan. 05, 2009
Share Trading Regulations
Chapter I: General Rules
(Purpose)
Article 1.	The Company’s shares shall be traded in accordance with the regulations in Article 10 of the Articles of Incorporation as well as laws and regulations, the regulations and transfer business processing methods stipulated by Japan Securities Depository, Inc. (“JSDC” hereinafter) concerning its financial transfer business, and the rules and regulations of account management institutions (“regulations by institutions, etc.” hereinafter).
(Shareholder registry administrator)
Article 2.	The Company’s shareholder registry administrator and place to handle applicable work shall be as follows:

Shareholder registry administrator: Sumitomo Trust & Banking Co., Ltd. 4-5-33, Kitahama, Chuo-ku, Osaka, Japan

Place to handle applicable work: Transfer Agency Department, Sumitomo Trust & Banking Co., Ltd. 4-5-33, Kitahama, Chuo-ku, Osaka, Japan
Chapter II: How to exercise shareholders’ rights, etc.
(How to exercise minority shareholder rights, etc.)
Article 3.	Statutory minority shareholder rights, except for the cases described in Chapter IV, shall be exercised in writing addressed to the Company in accordance with its designated format. In such case, the Company may request its shareholders to submit their reception sheets issued by the account management institutions that accepted the shareholders’ individual shareholder notifications, and their identifications.
(Request by a proxy, etc.)
Article 4.	When having a proxy request, notify, or submit a document in accordance with the Regulations, a certificate that proves the proxy’s delegated authority shall be submitted.
2	When approval by a curator or an assisting person is necessary upon notifying or submitting a document, a document that proves such approval shall be submitted.
(Identification or a guarantor)
Article 5.	Based on a request, notification, or submitted document, or when deemed necessary by the Company, submission of certificates or guarantee by a guarantor may be requested.
Chapter III: Notification
(Standing proxy or a tentative address)
Article 6.	When determining a standing proxy or a tentative address for notifications addressed to him/her, a shareholder shall so notify via his/her account management institution.
2	A shareholder’s address, if located overseas, shall be so notified in accordance with the previous

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Provision.
3	Any change made concerning a standing proxy or a tentative address for notifications addressed to a shareholder that is described in Provision 1 shall be notified immediately.
Article IV: How to request purchase of fractional shares
(Requesting method)
Article 7.	A request to purchase any fractional shares shall be made via an account management institution based on such institution’s rules and/or other applicable method.
2.	The aforementioned request shall take effect when such request (including a form of an electromagnetic record containing the contents of such request) is submitted to the place for the shareholder registry administrator to handle applicable work stipulated in Article 2.
(Purchase price per share)
Article 8.	A per-share purchase price shall be the final price in a market held by Osaka Stock Exchange Co., Ltd. (“the Osaka market” hereinafter) on the day when a purchase request referred to in the previous Article is submitted to a place of transaction (“the final price” hereinafter). However, should no transaction take place in the Osaka market on the day of the purchase request, such purchase price shall be the final price of a market held by Tokyo Stock Exchange, Inc. (“the Tokyo market” hereinafter) of the same day.
2.	Should no transactions take place at either the Osaka or Tokyo market on the day of the purchase request, such purchase price shall be the final price of the first sales transaction at the Osaka market the next day (“the start price” hereinafter). Should no such sales transactions take place in the Osaka market, such purchase price shall be the start price at the Tokyo market the same day. This rule shall apply to the start price of the next day or after should no such sales transactions take place at either of the markets.

3.	A purchase price shall be the amount that results after multiplying the per-share purchase price provided for in the previous provision (Provision 2) with the number of shares requested to be purchased.
(Payment for purchased price)
Article 9.	The amount of money to purchase any fractional shares based on a purchase request shall be the amount that results after multiplying the number of shares requested to be purchased with the per-share purchase price provided for in accordance with the previous Article, and then deducting from that amount the commission provided for in Provision 1 of Article 11.
2.	The amount remaining after deducting the purchase commission stipulated in Article 11 from the purchase expense shall be paid to the purchase requestor without delay on or after the day when the purchase price was decided in accordance with the previous Article.

3.	The person who requested the purchase may designate a remittance method for the purchase expense or a proxy recipient.
(Transfer of purchased share)
Article 10.	Fractional shares subject to any purchase request shall be transferred to the Company’s account on the day of payment by the Company in accordance with the previous Article.
2.	In accordance with the third provision of the previous Article, fractional shares subject to any request in which a remittance method of the money for purchase is designated shall be transferred to the Company’s account on the day when the remittance procedure is completed.
Chapter V: Commission
(Commission)

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Article 11.	The share trading commissions for the Company’s shares shall be follows:
(1)	The per-unit commission that applies when the Company purchases fractional shares in accordance with the request described in Article 7 shall be calculated based on the formula below, and be proportionally divided by the number of the fractional shares purchased.

(2)	The per-unit amount that results based on the aforementioned provision (the amount of commission upon a request to purchase fractional shares) shall be calculated based on the following formula, and be proportionally divided by the number of the fractional shares purchased.

(Formula) Of the total amount that results after multiplying the per-share purchase price stipulated in Article 8 with the number of shares per unit:

¥1 million or less:	1.150%
More than ¥1 million and ¥5 million or less:	0.900%
More than ¥5 million and ¥10 million or less:	0.700%
More than ¥10 million and ¥30 million or less:	0.575%
More than ¥30 million and ¥50 million or less:	0.375%
(Fractional amounts less than ¥1, if generated shall be discarded.)
However, any per-unit amount calculated that is less than ¥2,500 shall be considered to be ¥2,500.
(Modification and elimination of Regulations)
Article 12.	Modifications and eliminations of the Regulations in this document shall be in accordance with a resolution of a Meeting of the Board of Directors.
Supplementary provision
(Cancellation of registration of lost share certificate)
When filing an application for the elimination of the registration of a lost share certificate, a designated request form or application sheet shall be submitted to the shareholder registry administrator together with other documents needed by the Company.
2.	When someone possessing any old shares registered as lost (except those who registered their shares as lost) files an application for the aforementioned elimination of the registration of a lost share certificate, such person shall submit the old shares registered as lost.

3.	The Regulations in Articles 4 and 5 shall apply to the application described in Article 1.

4.	This supplementary provision shall be eliminated as of January 05, 2010.

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